Exhibit 99.1

FUSHI COPPERWELD, INC.

CONDENSED PARENT COMPANY BALANCE SHEETS
AS OF MARCH 31, 2010 AND DECEMBER 31, 2009

ASSETS
	March 31,	December 31,
	2010	2009
	Unaudited
CURRENT ASSETS:
Cash	$9,021,926	$98,839
Deposit in derivative hedge	-	1,000,000
Total current assets	9,021,926	1,098,839

OTHER ASSETS:
Investments in subsidiaries	309,724,065	290,640,043
Deferred loan expense, net	-	1,955,778
Deferred tax assets	15,168,955	11,722,469
Total other assets	324,893,020	304,318,290

Total assets	$333,914,946	$305,417,129

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable, current	$-	$10,000,000
Other payables and accrued liabilities	1,132,161	2,609,037
Cross currency hedge payable	-	436,702
Derivative instrument settlement payable, net	5,650,000	-
Total current liabilities	6,782,161	13,045,739

LONG-TERM LIABILITIES:
Intercompany payables	18,823,958	22,863,141
Notes payable, non-current	-	25,000,000
Fair value of derivative instrument	-	7,532,527
Total long-term liabilities	18,823,958	55,395,668

Total liabilities	25,606,119	68,441,407

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock,$0.001 par value, 5,000,000 shares authorized, none issued or outstanding as of March 31, 2010 and December 31, 2009	-	-
Common stock,$0.006 par value, 100,000,000 shares authorized,
March 31, 2010: 37,248,672 shares issued and outstanding
December 31, 2009: 29,772,780 shares issued and outstanding	223,493	178,638
Additional paid in capital	162,050,378	105,540,676
Statutory reserves	17,566,294	16,282,793
Retained earnings	103,371,007	97,283,748
Accumulated other comprehensive income	25,097,655	17,689,867
Total shareholders' equity	308,308,827	236,975,722

Total liabilities and shareholders' equity	$333,914,946	$305,417,129

FUSHI COPPERWELD, INC.

CONDENSED PARENT COMPANY STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(UNAUDITED)

	Three months ended March 31,
	2010	2009

OPERATING EXPENSES

General and administrative expenses	$1,002,710	$1,012,524
Total operating expenses	1,002,710	1,012,524

OTHER INCOME (EXPENSE)

Interest and other expense, net	(458,056)	(1,373,843)
Loss on cross currency hedge	(753,666)	(166,410)
Loss on derivative instrument settlement	(6,650,000)	-
Loss on debt extinguishment	(2,395,778)	-
Change in derivative liability - warrants	-	(63,238)
Change in derivative liability - conversion option	-	(539,037)
Total other expense, net	(10,257,500)	(2,142,528)

EQUITY INCOME EARNINGS OF SUBSIDIARIES	15,184,484	4,629,441

INCOME BEFORE INCOME TAXES	3,924,274	1,474,389

BENEFIT FOR INCOME TAXES	3,446,486	1,626,528

NET INCOME	7,370,760	3,100,917

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	(124,739)	(393,908)
Change in fair value of derivative instrument	882,527	(2,762,129)
Reclassification of change in cash flow hedge to earnings	6,650,000	-

COMPREHENSIVE INCOME	$14,778,548	$(55,120)

FUSHI COPPERWELD, INC.

CONDENSED PARENT COMPANY STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009
(UNAUDITED)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$7,370,760	$3,100,917
Adjustments to reconcile net loss
used in operating activities:
Equity in earnings of subsidiaries	(15,184,484)	(4,629,441)
Deferred taxes	(3,446,486)	(1,626,528)
Amortization of loan commission	160,000	262,497
Amortization of stock compensation expense	193,057	590,868
Loss on cross currency hedge	753,666	166,410
Loss on derivative instrument settlement	6,650,000	-
Loss on debt extinguishment	2,395,778	-
Change in derivative liability - warrants	-	63,238
Change in derivative liability - conversion option	-	539,037
Change in operating assets and liabilities:
Other payables and accrued liabilities	(1,476,876)	(2,225,024)
Net cash used in operating activities	(2,584,585)	(3,758,026)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in subsidiaries	(4,024,277)	(2,630,753)
Payments on cross currency hedge payable	(1,190,368)	(114,580)
Net cash used in investing activities	(5,214,645)	(2,745,333)

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany payables	(4,039,183)	4,574,775
Payment of high yield notes payable	(35,600,000)	-
Proceeds on issuance of common stock and warrants	56,361,500	1,920,000
Net cash provided by financing activities	16,722,317	6,494,775

CHANGE IN CASH	8,923,087	(8,584)

CASH, beginning of period	98,839	30,414

CASH, end of period	$9,021,926	$21,830

SUPPLEMENTAL CASH FLOWS DISCLOSURE:
Interest paid	$1,343,849	$1,852,432

FUSHI COPPERWELD, INC.

CONDENSED NOTES TO PARENT FINANCIAL INFORMATION

(UNAUDITED)

1.	Basis of presentation

Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. The Company’s financial information has been derived from the consolidated financial statements and should be read in conjunction with the consolidated financial statements included in this Form 10-Q. The Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries.

2.	Restricted Net Assets

Schedule I of Article 5-04 of Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the subsidiaries of Fushi Copperweld, Inc. exceed 25% of the consolidated net assets of Fushi Copperweld, Inc. The ability of our Chinese operating affiliates to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. Because a significant portion of our operations and revenues are conducted and generated in China, a significant portion of our revenues being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

3.	Notes payable consisted of the following:

	March 31, 2010	December 31, 2009

Guaranteed senior secured floating rate notes (“HY Notes”)	-	35,000,000
Less current portion	-	10,000,000
Total notes payable, noncurrent	$-	$25,000,000

FUSHI COPPERWELD, INC.

CONDENSED NOTES TO PARENT FINANCIAL INFORMATION

(UNAUDITED)

Please refer to Note 10 of the Notes to the Consolidated Financial Statements for a more detailed description of the notes payable.

4.	Derivative instrument

The Company's operations are exposed to a variety of global market risks, including the effect of changing interest rates. This exposure is managed, in part, with the use of financial derivatives. The Company uses financial derivatives only to hedge exposures in the ordinary course of business and does not invest in derivative instruments for speculative purposes. On April 10, 2007, effective January 24, 2007, the Company entered a cross currency swap transaction (the Swap) with Merrill Lynch Capital Services, Inc. (“MLCS”) on the $40 million HY notes which converts the LIBOR + 7% per annum USD variable interest rate to an 8.3% per annum RMB fixed interest rate.

Effective March 31, 2010 (the termination date), the SWAP, with an outstanding USD notional amount of $30,000,000 and an outstanding CNY notional amount of 233,175,000 was unwound with a premium payment price of $6,650,000 to MLCS.

On March 31, 2010, the $1,000,000 deposit with MLCS to secure the agreement was released to MLCS as partial payment of the $6,650,000 payment price, thus left $5,650,000 payables to MLCS as of March 31, 2010 and the remaining $5,650,000 payment was made to Merrill Lynch on April 6, 2010.

Changes in the fair values of derivative instruments accounted for as cash flow hedges to the extent they qualify for hedge accounting, are recorded in accumulated other comprehensive income.  For the three months ended March 31, 2010 and 2009, gain of $882,527 and loss of $2,762,129 was recorded on the derivative instrument, respectively, in other comprehensive income.

On March 31, 2010, $6,650,000 was transferred from the accumulated other comprehensive loss into earnings as a loss from termination of the SWAP.  There were no amounts recorded in the consolidated statements of income in relation to ineffectiveness of this interest SWAP prior to unwind.

Please refer to Note 12 of the Notes to the Consolidated Financial Statements for the derivative instrument.

5.	Subsequent events

See Note 22 of the Notes to the Consolidated Financial Statements for a description of subsequent events.